As filed with the Securities and Exchange Commission on November 28, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CELLECT BIOTECHNOLOGY LTD.

(Exact name of registrant as specified in its charter)

State of Israel (State or other jurisdiction of incorporation or organization)	Not applicable (I.R.S. Employer Identification No.)

23 Hata’as Street, Kfar Saba, Israel 44425

(Address of Principal Executive Offices)

Cellect Biotechnology Ltd. 2014 Global Incentive Option Scheme

(Full title of the plan)

Vcorp Services, LLC

25 Robert Pitt Drive, Suite 204

Monsey, New York 10952

(888) 528-2677

(Name, Address and Telephone Number of Agent For Service)

COPIES TO:

Oded Har-Even, Esq.
Howard E. Berkenblit, Esq.
Shy S. Baranov, Esq.
Zysman, Aharoni, Gayer and
Sullivan & Worcester LLP
1633 Broadway
New York, NY 10019
Telephone: (212) 660-3000
Facsimile: (212) 660-3001	Ronen Kantor, Esq. Giora Gutman, Esq. Doron Tikotzky Kantor Gutman Cederboum & Co 12 Abba Hillel Silver Rd. Ramat Gan, Israel 52506 Telephone: (+972) (3) 613-3371 Facsimile: (+972) (3) 613-3372

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee (3)
Ordinary Shares (4)	1,726,512	$0.36	$621,545	$72.04
Ordinary Shares (4)	100,000	$0.34	$34,000	$3.94
Ordinary Shares (4)	2,738,246	$0.33	$903,622	$104.73
Ordinary Shares (4)	432,000	$0.49	$211,680	$24.53
Ordinary Shares (4)	300,000	$0.54	$162,000	$18.78
Ordinary Shares (4)	70,000	$0.43	$30,100	$3.49
Ordinary Shares (4)	2,796,242	$0.17 (3)	$475,362	$55.09
Total	8,163,000	n/a	$2,438,309	$282.60

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional securities which may be offered and issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)	Computed in accordance with Rule 457(h) promulgated under the Securities Act based on the exercise price of the options underlying the ordinary shares. When initially set in New Israeli Shekels (“NIS”), the amount is translated (solely for the purpose of calculating the registration fee) using the rate of NIS 3.866 to US$1.00, the representative rate of exchange as of November 22, 2016 as published by the Bank of Israel.

(3)	The fee is based on the number of Ordinary Shares which may be issued under the plan this registration statement relates to and is estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low sales price of an American Depository Share as reported on the Nasdaq Capital Market on October 22, 2016.

(4)	American Depository Shares (“ADSs”), evidenced by American Depository Receipts (“ADRs”), issuable upon deposit of Ordinary Shares, par value NIS 0.01 per share, of Cellect Biotechnology Ltd., are registered on a separate registration statement on Form F-6 (File No. 333-212678). Each ADS represents twenty (20) Ordinary Shares.

EXPLANATORY NOTE

This registration statement relates to 8,163,000 Ordinary Shares to be issued in the future upon the exercise of options that have been, or may be, granted under the Registrant’s 2014 Global Incentive Option Scheme.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of this Registration Statement have been or will be sent or given to participating employees as specified in Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following additional documents, which have been filed by the Registrant with the Commission are incorporated by reference in and made a part of this registration statement, as of their respective dates:

(a)	The Registrant’s prospectus dated July 29, 2016;

(b)	Exhibits 99.1 and 99.2 incorporated by reference into the Registrant’s report of foreign private issuer on Form 6-K furnished to the Commission on August 11, 2016;

(d)	Exhibits 99.1 and 99.2 incorporated by reference into the Registrant’s report of foreign private issuer on Form 6-K furnished to the Commission on August 17, 2016;

(e)	Exhibit 99.1 incorporated by reference into the Registrant’s report of foreign private issuer on Form 6-K furnished to the Commission on November 28, 2016;

(f)	The Registrant’s reports of foreign private issuer on Form 6-K furnished to the Commission on September 6, 2016, September 13, 2016, September 19, 2016 (two reports) and September 26, 2016 (three reports);

(g)	The financial results in Registrant’s statements of foreign private issuer on Form 6-K furnished to the Commission on August 31, 2016; and

(h)	The description of the Registrant’s American Depositary Shares contained in Item 1 of the Registration Statement on Form 8-A (File No. 001-37846) filed with the Commission on July 27, 2016.

In addition to the foregoing, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all reports on Form 6-K subsequently filed by the Registrant which state that they are incorporated by reference herein, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents and reports.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

Under the Israeli Companies Law (the “Companies Law”), a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. We may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law and the Israeli Securities Law 5728-1968 (the “Israeli Securities Law”), a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

•	financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction; and

•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and

•	a financial liability imposed on the office holder in favor of a third party.

Under our articles of association, we may insure an office holder against the aforementioned liabilities as well as the following liabilities:

•	a breach of duty of care to the company or to a third party;

•	any other action which is permitted by law to insure an office holder against;

•	expenses incurred and/or paid by the office holder in connection with an administrative enforcement procedure under any applicable law including the Efficiency of Enforcement Procedures and the Israeli Securities Law, which we refer to as an Administrative Enforcement Procedure, and including reasonable litigation expenses and attorney fees; and

•	a financial liability in favor or a victim of a felony pursuant to Section 52ND of the Israeli Securities Law.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

Our articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law and the Israeli Securities Law, including expenses incurred and/or paid by the office holder in connection with an administrative enforcement procedure under any applicable law (an “Administrative Enforcement Procedure”).

We have entered into indemnification agreements with our office holders to exculpate, indemnify and insure our office holders to the fullest extent permitted by our articles of association, the Companies Law and the Israeli Securities Law, including expenses incurred and/or paid by the office holder in connection with an Administrative Enforcement Procedure. The indemnification thereunder is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements is limited to an amount which shall not exceed 25% of our net assets based on our most recently audited or reviewed financial statements prior to actual payment of the indemnification amount. Such maximum amount is in addition to any amount paid (if paid) under insurance and/or by a third-party pursuant to an indemnification arrangement.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

We have obtained directors’ and officers’ liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Companies Law.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

4.1(1)	Articles of Association of Cellect Biotechnology Ltd. (unofficial English translation from Hebrew original)

4.2(2)	Certificate of Name Change of Cellect Biotechnology Ltd. (unofficial English translation from Hebrew original)

4.3(3)	Form of Deposit Agreement among the Registrant, the Bank of New York Mellon, as Depositary, and all Owners and Holders from time to time of American Depositary Shares issued hereunder

5.1	Opinion of Doron Tikotzky Kantor Gutman Cederboum & Co., Israeli counsel to Cellect Biotechnology Ltd. (including consent)

23.1	Consent of Kost Forer Gabbay & Kasierer, Certified Public Accountant (Isr.), a member of Ernst & Young Israel

23.2	Consent of Doron Tikotzky Kantor Gutman Cederboum & Co. (included in the opinion filed as Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (included on signature page)

99.1(4)	Cellect Biotechnology Ltd. 2014 Global Incentive Option Scheme
________________

(1)	Previously filed as Exhibit 3.1 to the Registrant’s registration statement on Form F-1 filed on July 7, 2016, and incorporated herein by reference.

(2)	Previously filed as Exhibit 3.2 to the Registrant’s registration statement on Form F-1 filed on July 25, 2016, and incorporated herein by reference.

(3)	Previously filed as Exhibit 4.1 to the Registrant’s registration statement on Form F-1 filed on July 26, 2016, and incorporated herein by reference.

(4)	Previously filed as Exhibit 10.6 to the Registrant’s registration statement on Form F-1 filed on July 7, 2016, and incorporated herein by reference.

Item 9.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kfar Saba, State of Israel, on the 28th day of November, 2016.

CELLECT BIOTECHNOLOGY LTD.

By:	/s/ Dr. Shai Yarkoni
Name: Dr. Shai Yarkoni
Title: Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Cellect Biotechnology Ltd., hereby severally constitute and appoint Dr. Shai Yarkoni and Ronen Twito, and each of them individually, our true and lawful attorney to sign for us and in our names in the capacities indicated below any and all amendments or supplements, including any post-effective amendments, to this registration statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming our signatures to said amendments to this registration statement signed by our said attorney and all else that said attorney may lawfully do and cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Dr. Shai Yarkoni Dr. Shai Yarkoni	Chief Executive Officer and Director (Principal Executive Officer)	November 28, 2016
/s/ Ronen Twito Ronen Twito	Deputy CEO and Chief Financial Officer (Principal Financial Officer & Principal Accounting Officer)	November 28, 2016
/s/ Kasbian Nuriel Chirich Kasbian Nuriel Chirich	Chairman of the Board of Directors	November 28, 2016
/s/ Yuval Berman Yuval Berman	Director	November 28, 2016
/s/ David Grossman David Grossman	Director	November 28, 2016
/s/ Abraham Nahmias Abraham Nahmias	Director	November 28, 2016
/s/ Dr. Ruth Ben Yakar Dr. Ruth Ben Yakar	Director	November 28, 2016

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Cellect Biotechnology Ltd., has signed this registration statement on November 28, 2016.

VCORP SERVICES, LLC

By:	/s/ Isaac Muller
Name: Isaac Muller
Title: Authorized Representative